Filed Pursuant to Rule 424(b)(5)

File No. 333-252572

Prospectus Supplement

(To Base Prospectus dated March 19, 2021, as supplemented by the

Prospectus Supplement dated January 11, 2022, as supplemented by the Prospectus Supplement dated March 15, 2022)

ENGlobal Corporation

Up to $5,583,334

Shares of Common Stock

This prospectus supplement amends and supplements the information in our base prospectus, dated March 19, 2021 (File No. 333-252572) (the “prospectus”), our prospectus supplement, dated January 11, 2022 (the “first prospectus supplement”) and our prospectus supplement, dated March 15, 2022 (the “second prospectus supplement”). This prospectus supplement should be read in conjunction with the base prospectus, the first prospectus supplement and the second prospectus supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the base prospectus, the first prospectus supplement or the second prospectus supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the base prospectus, the first prospectus supplement and the second prospectus supplement, and any future amendments or supplements thereto.

We filed the first prospectus supplement to register the offer and sale of shares of our common stock having an aggregate offering price of up to $30,000,000 from time to time pursuant to the terms of a sales agreement (the “ATM Sales Agreement”) with Lake Street Capital Markets, LLC, as our sales agent. We filed the second prospectus supplement providing that pursuant to the offering limits in General Instruction I.B.6 of Form S-3, we were only eligible to offer and sell up to $18,690,149 of shares of common stock under the ATM Sales Agreement pursuant to the first prospectus supplement and the base prospectus, rather than the $30,000,000 set forth on the cover page of the first prospectus supplement. However, we are electing to further reduce the amount that may be sold pursuant to the ATM Sales Agreement to $5,583,334 to permit us to sell our securities pursuant to the registration statement, of which this second prospectus supplement and first prospectus supplement are a part, in alternate transactions.

Our shares of common stock are listed on The Nasdaq Stock Market under the symbol “ENG.” As of January 27, 2023, the aggregate market value of the outstanding shares of common stock held by non-affiliates was approximately $26,876,053 based on 35,800,617 shares of outstanding common stock, less approximately 9,451,545 shares held by affiliates, and a price of $1.02 per share. As a result, based on the highest closing sale price of the common stock on the Nasdaq Stock Market LLC within the prior 60 days and the number of shares of outstanding common stock held by non-affiliates, we are only eligible to offer and sell up to $8,958,684 of shares of common stock under the prospectus pursuant to General Instruction I.B.6 of Form S-3. As of the date hereof, we have not offered and sold any of our securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

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However, in the event that our public float exceeds $75,000,000 at a future date, we may sell additional amounts under the ATM Sales Agreement under the first prospectus supplement and the base prospectus, as the limitations in General Instruction I.B.6 would no longer apply.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the first prospectus supplement and page 4 of the base prospectus, as well as the sections captioned “Risk Factors” in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein and therein for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the first prospectus supplement or the base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2023

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